EXHIBIT 99

Date:	January 26, 2006

Subject:	Baldor Electric Company
4th Quarter and YTD 2005 Results and Discussion

Page:	1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced unaudited results of the fourth quarter and year 2005.

	4th Quarter		% Change	Year		% Change
	2005	2004		2005	2004
	13 weeks ended Dec 31 2005	13 weeks ended Jan 1 2005		52 weeks ended Dec 31 2005	52 weeks ended Jan 1 2005
(in thousands except per share data)
Net Sales	$182,663	$162,845	+12%	$721,569	$648,195	+11%
Cost of Sales	128,826	119,945		519,840	473,752

Gross Profit	53,837	42,900	+25%	201,729	174,443	+16%
SG&A	30,963	27,492		123,392	113,933

Operating Profit	22,874	15,408	+48%	78,337	60,510	+29%
Other (Income) Expense	499	470		2,104	1,297
Profit Sharing	2,591	1,725		8,938	6,885

Earnings Before Income Taxes	19,784	13,213	+50%	67,295	52,328	+29%
Income Taxes	6,657	2,803		24,274	17,276

Net Earnings	$13,127	$10,410	+26%	$43,021	$35,052	+23%

Earnings Per Share – Diluted	$0.39	$0.31	+26%	$1.28	$1.05	+22%
Dividends Per Share	$0.16	$0.15	+7%	$0.62	$0.57	+9%
Average Shares Outstanding	33,675	33,699		33,728	33,485

John McFarland, Chairman and CEO, commented on the Company’s results. “We are pleased to announce record sales for 2005 of $721.6 million, an 11% increase. Earnings were up 23%, and earnings per share increased 22% to $1.28.

“Fourth quarter sales were $182.7 million, an increase of 12%. During the quarter, net earnings and earnings per share were up 26%. Earnings per share increased to $0.39. In the fourth quarter 2005, there were adjustments that increased net earnings by $0.05 per share, compared to the fourth quarter 2004 adjustment that increased net earnings by $0.06 per share.”

McFarland also said, “Our customers and our sales force are upbeat about 2006. We are encouraged by the strong sales increases we are having in large motors (60-1500 horsepower) and in Super E® high-efficiency motors across the product range. We believe our strategy to gain market share in these two products is working. The big increase in electricity costs make our Super E® motors the best value for industrial users.”

Balance Sheet Summary

(in thousands)	2005	2004
	Dec 31 2005	Jan 1 2005
Cash & Marketable Securities	$44,066	$44,446
Trade Receivables – net	104,488	101,088
Inventories	114,096	121,505
Working Capital	214,219	213,145
Total Debt	95,025	104,025
Shareholders’ Equity	299,455	283,615
Cash Flow from Operations	$51,708	$31,191

Operating Margins

Date:	January 26, 2006	For more information contact
		Baldor Electric Company	Phone:	479-646-4711
Subject:	Baldor Electric Company	P O Box 2400	Fax:	479-648-5752
	4th Quarter and YTD 2005 Results	Fort Smith, Arkansas 72902	Website:	www.baldor.com
		John A. McFarland		Chairman & CEO
Page:	2 of 2	Ronald E. Tucker	President, CFO & Secretary
Tracy L. Long VP Investor Relations & Assistant Secretary

We have prepared answers to a list of questions often asked by shareholders.

Q … How was your business during 2005?

Sales in 2005 of industrial motors increased 14%. Large motors and Super E® high efficiency motors increased at almost double this rate.

Generator sales increased to $50.8 million for the year, a 16.5% increase over last year. We expect our generator business to double every three to four years.

While our drives business declined 4%, it improved during the fourth quarter. We expect our drives business to show steady growth throughout 2006 due to new motion control products and our H2® series of drives.

Q … How was your international business?

International sales increased 1.8% for the year, to a record $102.9 million. The profitability of our international business improved for the second year in a row.

Q … What did you do with the strong cash flow you generated during the year?

Operating cash flow for the year was $51.7 million, up from $31.2 million last year. During the year, we reduced our debt by $9.0 million, repurchased over $7.5 million in stock, invested $18.6 million in equipment, and paid $20.5 million in dividends.

We also improved our asset utilization during the year. Increased inventory turns allowed us to reduce inventory by $7 million without affecting customer deliveries. We reduced the number of days it takes to collect our receivables by 3 days. Our cash balance was $44 million, the same as it was at the end of 2004.

Q … What were the fourth quarter adjustments?

Our health care liability was reduced in order to reflect the current level of exposure. This change increased net earnings by $0.04 per share. Income taxes were reduced due to the resolution of state tax liabilities, and resulted in increased net earnings of $0.01 per share. These two adjustments compare to a $0.06 income tax-related net earnings per share increase in the fourth quarter of 2004.

Q … How were you able to improve your operating margins during the fourth quarter?

Our operating margins for the quarter increased to 12.5% from 9.5%, our twelfth consecutive quarter of improved operating margins. While we are experiencing record high copper prices, we continue to improve our manufacturing efficiencies. Both quarterly and year-to-date results reflect decreased warranty costs. This represents the sixth year in a row of decreased warranty costs. Excluding the health care adjustment, the fourth quarter operating margin was 11.3%, the highest it’s been in 15 quarters.

Q … When will you update us again?

The Company will make a presentation at the Gabelli Pump, Valve and Motor Symposium on February 8 in New York at 3:45 p.m. (EST). The webcast presentation can be accessed through the Company’s website www.baldor.com. The Company will also make a presentation at the Better Investing Atlanta Chapter Investor Fair on February 25, 2006, in Atlanta, Georgia.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (“optimistic”, “will”, “continue”, “expect”, “believe”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.